Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of WPCS International Incorporated on Form S-4 (No. 333-220891) to be filed on or about December 13, 2017, of our report dated July 13, 2017, on our audits of the financial statements of DropCar, Inc. (the "Company") as of December, 31, 2016 and 2015 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4.

/s/ EISNERAMPER LLP

New York, New York

December 13, 2017